As filed with the U.S. Securities and Exchange Commission on February 17, 2026

Registration No. 333-271682

 Registration No. 333-217718

Registration No. 333-149914

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-8 Registration Statement No. 333-271682

Form S-8 Registration Statement No. 333-217718

Form S-8 Registration Statement No. 333-149914

UNDER

THE SECURITIES ACT OF 1933

MidWestOne Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Iowa	47-1206172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 North Washington Street Green Bay, Wisconsin 54301 (920) 430-1400

(Address, including zip code principal executive offices)

MidWestOne Financial Group, Inc. 2023 Equity Incentive Plan

MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan

MidWestOne Financial Group, Inc. 2008 Stock Incentive Plan

First Amended and Restated ISB Financial Corp. Stock Option Plan

MidWestOne Financial Group, Inc. 2006 Stock Incentive Plan

Mahaska Investment Company 1998 Stock Incentive Plan

Mahaska Investment Company 1996 Stock Incentive Plan

(Full Title of Plan)

Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 for each of the following Registration Statements on Form S-8 (the “Registration Statements”) is being filed by Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”), as successor to MidWestOne Financial Group, Inc., an Iowa corporation (“MidWestOne” or “Registrant”), by merger, to terminate all offerings under the Registration Statements and to deregister any and all shares of MidWestOne common stock, par value $1.00 per share (the “Shares”), that remain unsold or unissued pursuant to the Registration Statements:

•	Registration No. 333-271682 filed on Form S-8 on May 5, 2023, which registered the offering of 700,000 Shares under the MidWestOne Financial Group, Inc. 2023 Equity Incentive Plan; and

•	Registration No. 333-217718 filed on Form S-8 on May 5, 2017, which registered the offering of 500,000 Shares under the MidWestOne Financial Group, Inc. 2017 Equity Incentive Plan; and

•	Registration No. 333-149914 filed on Form S-8 on March 27, 2008, which registered the offering of 750,000 Shares under the MidWestOne Financial Group, Inc. 2008 Stock Incentive Plan, the First Amended and Restated ISB Financial Corp. Stock Option Plan, the MidWestOne Financial Group, Inc. 2006 Stock Incentive Plan, the Mahaska Investment Company 1998 Stock Incentive Plan, and the Mahaska Investment Company 1996 Stock Incentive Plan.

On February 13, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 23, 2025, by and between the Registrant and Nicolet, the Registrant merged with and into Nicolet (the “Merger”), with Nicolet continuing as the surviving corporation, and as successor in interest to the Registrant.

In accordance with the undertaking made by Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the Shares that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration any of the Shares registered under the Registration Statements that remain unsold or unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on February 17, 2026. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 promulgated under the Securities Act of 1933, as amended.

Nicolet Bankshares, Inc., a Wisconsin corporation As successor by merger to MidWestOne Financial Group, Inc., an Iowa corporation

By:	/s/ H. Phillip Moore, Jr.
H. Phillip Moore, Jr. Chief Financial Officer